Exhibit 99.1

.

Tony Frouge
Chief Regulatory Officer
New York Stock Exchange
11 Wall Street New York, NY 10005
T + 1 212 656 2133
tony.frouge@nyse.com

December 5, 2024 Mr. Brian Knaley

Chief Executive Officer Nuburu, Inc.

7442 Tucson Way, Suite 130

Centennial, CO 80112 Dear Mr. Knaley:

NYSE Regulation is issuing this public Warning Letter to Nuburu, Inc. (the “Company”) as provided for in Section 1009(a) of the NYSE American LLC (the “Exchange”) Company Guide (the “Company Guide”). The Warning Letter is being issued in connection with the Company’s failure to comply with Sections 301 and 713 of the Company Guide as described below.

Section 301 of the Company Guide states that a listed company is not permitted to issue, or to authorize its transfer agent or registrar to issue or register, additional securities of a listed class until it has filed an application for the listing of such additional securities and received notification from the Exchange that the securities have been approved for listing.

Section 713 of the Company Guide requires shareholder approval when additional shares to be issued in connection with a transaction involve the sale, issuance, or potential issuance of common stock (or securities convertible into common stock) equal to 20% or more of presently outstanding stock for less than the greater of book or market value of the stock.

The Company issued approximately 4.6 million common shares between May 2024 and August 2024 in connection with the conversion of certain convertible promissory notes.1 Notwithstanding the requirements outlined above, the Company (i) failed to file an application to obtain Exchange approval for the issuance of these securities and (ii) also did not obtain shareholder approval for the issuance that equaled 20% or more of the Company’s common stock outstanding. Therefore, the Company violated both Sections 301 and 713 of the Company Guide.

Further, pursuant to Company Guide Sections 401(j) and 1009(j), the Company is required to

(i) file a Form 8-K disclosing its receipt of this public Warning Letter no later than four business days after its receipt and (ii) also disclose its receipt in a press release, with both indicating that the Company has failed to satisfy one or more continued listing requirements.

1 To the extent necessary, we have reflected shares on a post-split basis, taking into consideration the Company’s July 2024 reverse stock split.

NYSE Regulation notes that any prospective failure to comply with the aforementioned rules, or any other NYSE American listing requirement, has the potential to result in further action, including the commencement of delisting proceedings.

Regards,

Tony Frouge

Chief Regulatory Officer - NYSE

cc: Amy Bowler, Holland & Hart LLP Tanya Hoos, NYSE Regulation